Exhibit 4.2

Execution Version

EDWARDS LIFESCIENCES CORPORATION

AS ISSUER

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 15, 2018

TO

INDENTURE

DATED AS OF SEPTEMBER 6, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

4.300% SENIOR NOTES DUE 2028

SECOND SUPPLEMENTAL INDENTURE, dated as of June 15, 2018 (this “Supplemental Indenture”), between Edwards Lifesciences Corporation, a Delaware corporation (“Company” or the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee (“Trustee”), supplementing the Indenture, dated as of September 6, 2013, between the Company and the Trustee (the “Base Indenture” and, as amended and supplemented by this Supplemental Indenture, and as it may be further amended or supplemented from time to time with respect to the Notes (as defined below in Section 2.01), the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Base Indenture, providing for the issuance from time to time of the Company’s debentures, notes or other debt instruments (herein and therein called the “Securities”), to be issued in one or more Series as provided in the Base Indenture;

WHEREAS, Section 2.2 of the Base Indenture permits the form of Securities and certain terms of any Series of Securities to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 9.1 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to provide for the issuance of and establish the form and terms and conditions of any Series of Securities and to change or eliminate any of the provisions of the Base Indenture with respect to such Series of Securities;

WHEREAS, pursuant to Section 2.2 and Section 9.1 of the Base Indenture, the Company desires to provide for the issuance and establishment of a new Series of Securities under the Base Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the foregoing and the purchase of the Securities of a new Series established by this Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Scope of Supplemental Indenture. This Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified by this Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other Series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other Series.

Section 1.02 Definitions. The terms defined in this Section 1.02 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of the Indenture shall have the respective meanings specified in this Section 1.02, and to the extent applicable, supersede the definition thereof in the Base Indenture. All words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular. For all purposes of this Supplemental Indenture:

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Capital Stock” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of the equity of such person.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other items deductible from the gross book value of specific asset amounts) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt” means any and all of the obligations of a person for money borrowed which in accordance with GAAP would be reflected on the balance sheet of such person as a liability as of the date the Debt is to be determined

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Interest Period” has the meaning set forth in Section 2.01(d).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

Maturity Date” has the meaning set forth in Section 2.01(c).

“Notes” has the meaning set forth in Section 2.01(a).

“person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Restricted Property” means, as to any Notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 2% of Consolidated Net Tangible Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination, other than any such manufacturing facility or plant which the Board of Directors reasonably determines is not material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary (a) which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (b) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by the Company or any Subsidiary.

“Sale and Leaseback Transaction” means an arrangement whereby the Company or a Restricted Subsidiary now owns or hereafter acquires Restricted Property, sells or transfers it to a person and contemporaneously leases it back from the person.

“Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares of Capital Stock or other interests having the power to vote in the election of directors, managers or trustees thereof is at the time directly or indirectly owned or controlled by such person or one or more of the other Subsidiaries of such person or a combination thereof.

“United States” or “U.S.” means the United States of America (including the states thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

ARTICLE 2

THE NOTES

Section 2.01 Terms of Notes. Pursuant to Sections 2.1 and 2.2 of the Base Indenture, there is hereby established a new Series of Securities, the terms of which shall be as follows:

(a) General. There is hereby authorized and established a new Series of Securities under the Base Indenture, known and designated as the “4.300% Senior Notes due 2028” (the “Notes”) of the Company. The Notes are unlimited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be $600,000,000. Any additional amount of the Notes to be issued shall be set forth in a Company Order.

(b) Form and Denominations. The Notes will be issued only in fully registered form, and the authorized denominations of the Notes shall be $2,000 principal amount and any integral multiple of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same, and the Depositary for such Global Securities will be The Depositary Trust Company. The Notes will be denominated in Dollars and payments of principal, premium, if any, and interest will be made in Dollars.

(c) Maturity Date. The Stated Maturity of principal for the Notes shall be June 15, 2028 (the “Maturity Date”).

(d) Interest. Interest on the Notes payable on any Interest Payment Date (as defined below), the Maturity Date, or if applicable, the redemption date (as determined in accordance with Section 3.1 of the Base Indenture) shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the original issue date of June 15, 2018, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, redemption date, as the case may be (each, an “Interest Period”). The Notes will bear interest at the rate of 4.300% per year from the original issue date thereof to the Maturity Date. Interest on the Notes shall be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018 (each such date, an “Interest Payment Date”). The regular record date for interest payable on the Notes will be June 1 and December 1 of each year, as the case may be, next preceding each Interest Payment Date. The amount of interest payable for any semi-annual Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event the Interest Payment Date, Maturity Date or a redemption date for the Notes falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding date that is a Business Day, and no interest shall accrue as a result of such postponement.

(e) Sinking Fund. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

(f) Forms. The Notes shall be substantially in the form of Exhibit A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(g) Appointment of Agent. The Trustee will initially be the Registrar and Paying Agent with respect to the Notes.

(h) Satisfaction and Discharge of Indenture/Defeasance. Until the Maturity Date, the Notes will be subject to Sections 8.1, 8.3 and 8.4 of the Base Indenture.

(i) Further Issues. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes.

Any such additional Notes will have the same terms and conditions in all respects as the Notes, except for the issue date and, in some cases, the issue price and the first payment of interest with respect to the Notes. Any such additional Notes, together with the Notes herein provided for, will constitute a single Series of Securities under the Indenture.

ARTICLE 3

REDEMPTION OF NOTES

Section 3.01 Optional Redemption by Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note as set forth as Exhibit A.

ARTICLE 4

CHANGE OF CONTROL

Section 4.01 Offer to Purchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined in the form of Note set forth as Exhibit A), and unless the Company has exercised its option to redeem the Notes pursuant to Section 3.01 hereof, the Company shall be required to make an offer to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms and conditions set forth in the form of Note set forth as Exhibit A.

ARTICLE 5

CERTAIN COVENANTS

Section 5.01 Limitations on Liens. For the benefit of the Holders of the Notes but no other Series of Securities under the Indenture, whether now or hereafter issued and outstanding, Section 4.6 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 5.01. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the Capital Stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the Notes will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

(a) Liens existing on the date of this Supplemental Indenture or Liens existing on property, shares of Capital Stock or Debt of any person at the time it becomes a Restricted Subsidiary;

(b) any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time as or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

(c) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

(d) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(e) Liens securing Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary;

(f) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against any Restricted Subsidiary with respect to which such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which such Restricted Subsidiary is a party;

(g) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith by appropriate proceedings;

(h) carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, landlords’ and other similar Liens arising in the ordinary course of business;

(i) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(j) Liens on property securing (i) the non delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this sub-clause (j) in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

(k) Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted in Section 5.02 hereof;

(l) Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(n) Liens consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the opinion of the Company, materially detract from the value of such properties; and

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in sub-clauses (a) through (n) of this Section 5.01, inclusive of any Lien existing at the date of this Supplemental Indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and such obligation is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

The Company and any Restricted Subsidiary may, without securing the Notes, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions; provided that, if after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing sub-clauses (a) through (o) of this Section 5.01) plus the aggregate amount of Attributable Debt outstanding in respect of Sale and Leaseback Transactions entered into pursuant to Section 5.02(d) hereof, does not exceed 20% of Consolidated Net Tangible Assets.

Section 5.02 Limitations on Sale and Leaseback Transactions. For the benefit of the Holders of the Notes but no other Series of Securities under the Indenture, whether now or hereafter issued and outstanding, Section 4.7 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 5.02. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at the Company’s option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(b) the Company or such Restricted Subsidiary would, at the time of entering into such Sale and Leaseback Transaction, be entitled pursuant to sub-clauses (a) through (o) of Section 5.01 hereof, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the Notes;

(c) the Company or any Restricted Subsidiary, during the 360 days following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that the Company or such Restricted Subsidiary lease in the Sale and Leaseback Transaction to (a) the purchase, construction or development of other property, facilities or equipment that is Restricted Property used or useful in any Restricted Subsidiaries’ business, or (b) the voluntary retirement of the Notes or other Debt of the Company or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the Notes and (ii) by its terms matures at or is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of the creation of such Debt; or

(d) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions involving Restricted Property (other than Sale and Leaseback Transactions as are permitted in sub-clauses (a) through (c) in this Section 5.02), plus the aggregate principal amount of Debt secured by Liens on Restricted Property then outstanding incurred pursuant to the last paragraph under Section 5.01 hereof, would not exceed 20% of Consolidated Net Tangible Assets.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01 For the benefit of the Holders of the Notes but no other Series of Securities under the Indenture, whether now or hereafter issued and outstanding, Section 6.1 of the Base Indenture is hereby amended and restated in its entirety as follows with respect to the Notes by this Section 6.01. “Events of Default,” wherever used in the Indenture with respect to the Notes, means any one of the following events:

(a) failure to pay any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a Paying Agent prior to 10:00 a.m., New York City time, on the 30th day of such period);

(b) failure to pay principal of, or any premium on, the Notes at Maturity;

(c) default in the performance or breach of any covenant of the Company in the Indenture (other than defaults pursuant to sub-clauses (a) through (b) of this Section 6.01 or defaults related to a covenant that has been included in the Indenture solely for the benefit of a Series of Securities other than the Notes), which default continues uncured for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) there occurs with respect to any Debt of the Company having an outstanding principal amount of $150,000,000 or more in the aggregate for all such Debt (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such Debt, in each case without the acceleration having been rescinded, annulled or otherwise cured;

(e) the Company pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case,

(B) appoints a Custodian of the Company or for all or substantially all of its property, or

(C) orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days.

A Default under the Notes will not necessarily be a default under another Series of Securities under the Indenture.

The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days of becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Relationship to Existing Base Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 7.02 Modification of Existing Base Indenture. Except as expressly modified by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 7.03 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture or signature pages thereto for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.05 Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

Section 7.06 Separability. In case any provision in the Base Indenture, this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first written above.

EDWARDS LIFESCIENCES CORPORATION,
as Issuer

By: /s/ Scott B. Ullem
Name: Scott B. Ullem
Title: Corporate Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

EXHIBIT A

[FORM OF SENIOR NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-1

No. [ ]	$[ ]

EDWARDS LIFESCIENCES CORPORATION

4.300% Senior Notes due 2028

CUSIP: 28176E AD0

ISIN: US28176EAD04

Edwards Lifesciences Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal amount of [                     ] DOLLARS ($[                     ]), as revised by the Schedule of Increases and Decreases of Global Security attached hereto, on June 15, 2028.

Interest Payment Dates: June 15 and December 15 of each year, beginning December 15, 2018 .

Regular Record Dates: June 1 and December 1 of each year.

Additional provisions of this Note are set forth on the other side of this Note.

A-2

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Date:             , 2018

EDWARDS LIFESCIENCES CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO NOTE

A-3

CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory:
Dated:

A-4

[FORM OF REVERSE OF NOTE]

EDWARDS LIFESCIENCES CORPORATION

4.300% Senior Notes due 2028

Indenture. This Note is one of a duly authorized issue of Securities (herein called the “Notes”) of Edwards Lifesciences Corporation (the “Company”), issued and to be issued in one or more Series under an Indenture, dated as of September 6, 2013 (herein called the “Base Indenture”) as supplemented by a Second Supplemental Indenture, dated as of June 15, 2018 (herein called the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Indenture, and the terms of the Notes include those stated in the Indenture and those incorporated into the Indenture. This Note is one of the Series of Securities designated on the face hereof, initially limited in aggregate principal amount to $600,000,000. The Company may at any time issue additional Securities under the Indenture in unlimited amounts having the same terms as the Notes.

Interest and Method of Payment. The Company promises to pay interest from June 15, 2018 on the principal amount of this Note semi-annually in arrears on June 15 and December 15 of each year beginning December 15, 2018 at the office or agency of the Trustee maintained for that purpose in New York, New York, in like coin or currency, at the rate per annum specified in the title hereof. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If interest or principal on this Note is payable on a day that is not a Business Day, the Company will make the payment on the next Business Day, and no interest will accrue as a result of the delay in payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner.

All payments on this Note will be made in money of the United States that at the time of payment is legal tender for payment of public and private debts.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Optional Redemption. The Notes are subject to redemption at the Company’s option, upon not less than 30 nor more than 60 days’ notice delivered to each Holder of the Notes to be redeemed, in whole or in part, at any time prior to the Maturity Date of the Notes. If the Notes are redeemed prior to March 15, 2028 (three months prior to the Maturity Date), the redemption price will equal the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum, as determined by an

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Independent Investment Banker (as defined below), of the present values of the remaining scheduled payments of principal and interest thereon (excluding any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points; plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. If the Notes are redeemed on or after March 15, 2028 (three months prior to the Maturity Date), the redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on this Note that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant regular record date according to this Note and the Indenture.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and two other nationally recognized investment banking firms which are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

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In the event of redemption of this Note in part only, a new Note or Notes of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Change of Control. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described above under “Optional Redemption,” each Holder of Notes will have the right to require the Company to repurchase all or a portion (equal to $2,000 or any integral multiples of $1,000 in excess thereof), of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on such Notes, to, but excluding, the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of such Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to deliver a notice to Holders of Notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”), pursuant to the procedures required herein and described in such notice. The Company must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions herein, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions herein by virtue of such conflicts. If the notice is delivered prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(a) accept for payment all Notes or portions of Notes properly tendered, and not validly withdrawn, pursuant to the Change of Control Offer;

(b) deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not validly withdrawn; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The Paying Agent will be required to deliver promptly to each Holder who properly tendered Notes the purchase price for such Notes and the Trustee will be required to authenticate and deliver (or cause to be transferred by book entry) promptly to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or in any integral multiples of $1,000 in excess thereof.

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The Company will not be required to make a Change of Control Offer with respect to the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any of the Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“Capital Stock” means, with respect to any specified person as of any date, the capital stock of every class of such person, whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such person.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(c) the Company’s consolidation with, or merger with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person’s consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s then outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; and

(d) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

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“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s, S&P and Fitch; and (b) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act that is selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered below Investment Grade by any two of the three Rating Agencies on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), provided that a Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Rating Agencies ceasing to rate the Notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc. and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

This Note shall have the benefits of the covenants and agreements set forth in the Indenture. The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. This Note is not subject to repayment at the Holder’s option.

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No reference herein to the Indenture and no provision of this Note or the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the respective due dates, place and rate, and in the currency herein prescribed.

Default and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Denominations; Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the records of the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the person in whose name this Note is registered on the books of the Registrar as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and the Notes, including this Note, shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

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Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

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SCHEDULE OF INCREASES AND DECREASES OF GLOBAL SECURITY

Initial Principal Amount of Global Security: $[             ]

Date	Amount of Increase in Principal Amount of Global Security	Amount of Decrease in Principal Amount of Global Security	Principal Amount of Global Security After Increase or Decrease	Signature of Authorized Signatory of Trustee

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